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PROVIDENT BANKSHARES STOCKHOLDERS REJECT MID-ATLANTIC PROPOSAL IN
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FINAL PROXY COUNT
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For Release:   Wednesday, May 3, 2000
Contact:       Media:                        Lillian Kilroy    410-277-2833
                                             Vicki Cox         410-277-2063
               Investors:                    Ellen Grossman    410-277-2889


      BALTIMORE (May 3, 2000)-Provident Bankshares Corporation (NASDAQ:PBKS) announced that the defeat of the "sell the company" proposal submitted by shareholder Mid-Atlantic Investors has been confirmed by final results from the Inspectors of Election. These results show the proposal received the support of less than 25% of total shares outstanding, excluding shares held by Mid-Atlantic. The proxy count was released at 10:00 a.m. when the Annual Meeting of Shareholders reconvened to receive the final report of the voting. The final report also confirmed that the nominees for corporate directors were elected and the appointment of Pricewaterhouse Coopers as the independent auditors for 2000 was ratified.

      10,074,635 shares were voted against the Mid-Atlantic proposal, 7,252,114
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shares were cast in favor of the proposal and 441,659 shares abstained. The
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holders of 20,459,887 shares of the Company's common stock, 80.13% of the total
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shares eligible, voted in person or by proxy.

      "I want to again thank our shareholders for their vote of confidence in the Board of Directors and management of Provident, " said Peter M. Martin, Provident Bankshares Chairman and CEO. "We will continue to build our financial performance and enhance the value of your franchise."

      Provident Bankshares Corporation is the holding company for Provident Bank, the second largest independent commercial bank headquartered in Maryland. With more than $5.2 billion in assets, Provident serves individuals and businesses in the dynamic Baltimore-Washington corridor through a full range of financial services and a network of 87 offices in Maryland, Northern Virginia and southern York County, PA. Provident Bank offers related financial services through its wholly owned subsidiaries, including mortgages through Provident Mortgage Corp., mutual funds, annuities and insurance products through Provident Investment Center and leases through Court Square Leasing and Provident Lease Corp. Visit Provident on the web at www.provbank.com

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